Exhibit 4.3

Form of AMENDMENT TO

ORDINARY SHARES PURCHASE WARRANT

This AMENDMENT TO THE ORDINARY SHARES PURCHASE WARRANT (this “Amendment”) is entered into as of January [●], 2025, by and between Wearable Devices Ltd., a company organized under the laws of Israel (the “Company”), and __________Ltd. (the “Holder”).

WHEREAS, the Holder is the holder of an Ordinary Shares Purchase Warrant issued on November 26, 2024 (the “November 2024 Warrant”) to purchase 822,000 ordinary shares, no par value per share (the “Ordinary Shares”) of the Company;

WHEREAS, pursuant to Section 5(m) of the November 2024 Warrant, the November 2024 Warrant may be modified or amended or the provisions thereof waived with the written consent of the Company and the Holder; and

WHEREAS, the Company and the Holder desire to amend the November 2024 Warrant as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and the Holder hereby agree as follows:

1.	Amendment to “Exercise Price”. Section 2(b) of the November 2024 Warrant is hereby amended and restated in its entirety as follows:

“b) Exercise Price. The exercise price under this Warrant shall be $[●] per Ordinary Share, subject to adjustment hereunder (the “Exercise Price”).”

2.	Amendment to “Termination Date” Defined Term. The defined term “Termination Date” in the November 2024 Warrant is hereby defined to mean January [●], 2030.

3.	No Further Amendment. Except as amended by this Amendment, the November 2024 Warrant remains unaltered and shall remain in full force and effect.

4.	Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be determined in accordance with the provisions of that certain Securities Purchase Agreement, dated as of November 26, 2024, by and between the Company and the Holder with respect to the November 2024 Warrant.

5.	Counterparts. This Amendment may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Signatures delivered by facsimile, electronic mail (including as a PDF file) or other transmission method shall be deemed to be original signatures, shall be valid and binding, and, upon delivery, shall constitute due execution of this Amendment.

6.	No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(Signature page follows)

IN WITNESS WHEREOF, each of the Company and the Holder has caused this Amendment to be executed by its officer thereunto duly authorized as of the date first above indicated.

COMPANY
Wearable Devices Ltd.

By:
Name:	Asher Dahan
Title:	Chief Executive Officer

HOLDER

By:

By:
Name:
Title: